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Schedule 13G                                                         Page 1 of 6
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                 XCARE.NET, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 001753-98388Y10
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                                 (CUSIP Number)


                                DECEMBER 31, 2000
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X]   Rule 13d-1(b)

                               [X]   Rule 13d-1(c)

                               [X]   Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                         Page 2 of 6

CUSIP No. 01753-98388Y10

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      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons
         (entities only).

               James Hoover
--------------------------------------------------------------------------------
      2. Check the Appropriate Box if a Member of a Group (See Instructions)

              (a) [X]

              (b) [X]
--------------------------------------------------------------------------------
      3. SEC Use Only
--------------------------------------------------------------------------------
      4. Citizenship or Place of Organization United States of America
--------------------------------------------------------------------------------

    Number of            5. Sole Voting  Power           20,000
    Shares               -------------------------------------------------------
    Beneficially         6. Shared Voting Power         925,926*
    Owned by             -------------------------------------------------------
    Each                 7. Sole Dispositive Power       20,000
    Reporting            -------------------------------------------------------
    Person With          8. Shared Dispositive Power    925,926
--------------------------------------------------------------------------------
      9. Aggregate Amount Beneficially Owned by Each Reporting Person
                  955,926**.
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)
--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)
                     5.8%**
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)
              IN
            --------------------------------------------------------------------

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Schedule 13G                                                         Page 3 of 6

CUSIP No. 01753-98388Y10
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      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons
         (entities only).
              Dauphin Capital Partners I, L.P.
--------------------------------------------------------------------------------

      2. Check the Appropriate Box if a Member of a Group (See Instructions)

              (a) [X]

              (b) [X]
--------------------------------------------------------------------------------
      3. SEC Use Only
--------------------------------------------------------------------------------
      4. Citizenship or Place of Organization        Delaware
--------------------------------------------------------------------------------
    Number of            5. Sole Voting  Power        925,926
    Shares               -------------------------------------------------------
    Beneficially         6. Shared Voting Power            -0-
    Owned by             -------------------------------------------------------
    Each                 7. Sole Dispositive Power     925,926
    Reporting            -------------------------------------------------------
    Person With          8. Shared Dispositive Power       -0-
--------------------------------------------------------------------------------
      9. Aggregate Amount Beneficially Owned by Each Reporting Person
                  925,926
--------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions)
--------------------------------------------------------------------------------
     11. Percent of Class Represented by Amount in Row (9)
                      5.6%
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     12. Type of Reporting Person (See Instructions)
              PN
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Schedule 13G                                                         Page 4 of 6

ITEM 1.

         (a) XCare.net, Inc.

         (b) 6400 S. Fiddler's Green Circle, Suite 1400, Englewood, CO 80111

ITEM 2.

         (a) James Hoover                 Dauphin Capital Partners I, L.P.

         (c) 108 Forest Ave., Locust Valley, NY 11560

         (b) United States of America

         (c) Common Stock

         (d) 001753-98388Y10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable.

ITEM 4. OWNERSHIP

         (a) Amount beneficially owned:

             James Hoover:                               955,926**
             Dauphin Capital Partners I, L.P.:           925,926

         (b) Percent of class:

             James Hoover:                                   5.8%**

             Dauphin Capital Partners I, L.P.:               5.6%


         (c) Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote: ***

               (ii) Shared power to vote or to direct the vote: ***

               (iii) Sole power to dispose or to direct the disposition of: ***

               (iv) Shared power to dispose or to direct the disposition of: ***

Schedule 13G                                                         Page 5 of 6


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.


---------
* Shares held by Dauphin Capital Partners I, L.P. Mr. Hoover is a managing member of the general partner of this entity.

** Includes 10,000 shares which may be acquired within 60 days of December 31, 2000 upon exercise of options.

*** Lines 5-8 of pages 2 and 3 of this Schedule 13G are incorporated by reference and show, respectively, the ownership of each reporting person.



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Schedule 13G                                                         Page 6 of 6


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 14, 2001
                                       -----------------------------------------
                                                          Date


                                                   /s/ JAMES HOOVER
                                       -----------------------------------------
                                                       Signature


                                                      James Hoover
                                       -----------------------------------------
                                                           Name